July 14, 1999

To:   Non-U.S. Persons Who Hold DuPont Stock in Blueprint Accounts

The DuPont Company is offering its Non-U.S. Persons stockholders the opportunity to tender their holdings of DuPont common stock for cash. Shares will be purchased without any brokerage fees or commissions.

We are sending you this letter to give you information about how to participate in the Offer to Purchase for Cash (see enclosed document) with shares of DuPont stock that you hold in your Blueprint account. Note: If you own shares of DuPont stock in other accounts, you will receive separate mailings relating to those shares of DuPont stock.

THE OFFER IS AVAILABLE ONLY TO DUPONT STOCKHOLDERS WHO ARE NON-U.S. PERSONS AS DEFINED IN THE ENCLOSED OFFER TO PURCHASE FOR CASH. IF YOU ARE A U.S. PERSON, YOU ARE ELIGIBLE FOR THE CONOCO CLASS B COMMON STOCK EXCHANGE OFFER. FOR THE PURPOSES OF THE EXCHANGE OFFER, A U.S. PERSON IS ANY INDIVIDUAL WHO IS A U.S. CITIZEN OR U.S. RESIDENT (FOR U.S. FEDERAL INCOME TAX PURPOSES). IF YOU ARE A U.S. PERSON, YOU MAY PARTICIPATE IN THE EXCHANGE OFFER, AND YOU SHOULD CONTACT MERRILL LYNCH FOR FURTHER INSTRUCTIONS.

              CASH SUBJECT TO U.S. FEDERAL INCOME TAX WITHHOLDING

If you participate in this offer, the cash received for the DuPont stock accepted for tender will be subject to U.S. tax withholding as described in the enclosed Offer to Purchase for Cash.

   THE ELECTION PERIOD EXPIRES AT 3 P.M. NEW YORK CITY TIME, MONDAY, AUGUST 9,
                                      1999

Both the election period for your Blueprint account and the ability to change or cancel your election will expire at the time and date shown above, unless the exchange offer is extended. Note: For accounting purposes, the Blueprint election period for the cash offer closes one day earlier than the election period for the general public.

                NUMBER OF SHARES OF DUPONT STOCK MAY BE PRORATED

The maximum number of shares of DuPont stock that will be accepted under the cash offer is stated on the front cover of the Offer to Purchase for Cash. If more shares than the maximum amount are tendered, the number of shares to be accepted from tendering stockholders will be reduced proportionately, as described in the Offer to Purchase for Cash. Proportionate acceptance of DuPont shares from stockholders is called proration.

IF YOU HOLD FEWER THAN 100 SHARES OF DUPONT STOCK IN YOUR BLUEPRINT ACCOUNT AND TENDER ALL OF THEM, YOU MAY REQUEST PREFERENTIAL TREATMENT TO HAVE YOUR TENDER EXEMPTED FROM PRORATION.

                         HOW MANY SHARES YOU MAY TENDER

You may tender all or only part of your holdings of DuPont stock by giving directions to Merrill Lynch, and you may increase, decrease or cancel your election at any time during the election period. To increase or decrease the number of shares that you want to tender, you must revoke your prior election and then make a new election. If you tender only a part of your holdings of DuPont stock, you have made an election not to tender your remaining holdings of DuPont stock.

DuPont shareholders who own less than 100 shares may voluntarily exempt themselves from proration. Therefore, tender elections will fall into one of the following three categories:

      Option D - You hold less than 100 shares of DuPont stock and elect proration.

      Option E - You hold less than 100 shares of DuPont stock and elect NOT to have proration.

      Option F - You hold 100 shares or more and will be subject to proration, if applicable.

The shares you tender must be stated as a specific number of shares (whole and fractional). In other words, you may not express your tender as a percentage of your holdings or as a dollar amount.

        IF YOU DO NOT WANT TO TENDER ANY OF YOUR SHARES OF DUPONT STOCK

You do not need to do anything if you do not want to tender any of your shares of DuPont stock in your Blueprint account. If you do not call to elect to tender your shares, you will be considered to have made an election not to tender your holdings of DuPont stock and your DuPont stock will not be tendered.

                GIVE YOUR TENDER INSTRUCTIONS TO MERRILL LYNCH

An election to tender must be made by telephone. Special phone lines have been set up at Merrill Lynch for you to provide your tender instructions. Tender elections will be taken only over these special lines. If you call the regular SHARES line, you will be asked to call back on the special tender phone line.

  ANOTHER COMPANY WILL ANSWER QUESTIONS ABOUT THE OFFER TO PURCHASE FOR CASH

In keeping with securities industry practice, an "information agent," D.F. King & Co., Inc., has been hired by DuPont to answer general questions about the Offer to Purchase for Cash. Note: The agent cannot answer questions about your Blueprint account; only Merrill Lynch can do that.

                                  WHERE TO CALL

---------------------------------------------------------------------------
                          Call          Special phone      When to call
                                           numbers
---------------------------------------------------------------------------
To provide            Merrill Lynch      732-563-8775     Monday - Friday
instructions to                         international    7 a.m. - 10 p.m.
tender your shares                      (call collect)     New York City
of DuPont stock                               or               time
(or later change                        1-877-809-8005
your election) in                        in the U.S.      . . . except at
your Blueprint                           (toll-free)      the end of the
account                                                   election period
                                                          when the lines
                                                          close on Monday
                                                          at 3 p.m. New
                                                          York City time
---------------------------------------------------------------------------
If you have           D. F. King &       212-269-5550     Monday - Friday
general questions       Co., Inc.       international     8 a.m. - 9 p.m.
about the offers    (the information    (call collect)     New York City
                         agent)               or               time
                                        1-800-755-3105
                                         in the U.S.         Saturday
                                         (toll-free)      8 a.m. - 5 p.m.
                                                           New York City
                                                               time
---------------------------------------------------------------------------


                        DO NOT WAIT UNTIL THE LAST MINUTE

If you wait until near the end of the election period to call, the phone system may be experiencing heavy call volume and you may not be able to reach a representative before the election period expires.

                               THE CHOICE IS YOURS

This letter is not designed to encourage you to tender or hold your shares of DuPont stock. It is intended to inform you that there is a program for tendering shares of DuPont stock in the Blueprint account and that you may participate. Please read the Offer to Purchase for Cash carefully before making a decision. Also, please refer to the attached Q&A document which has been provided by DuPont.


Sincerely,



Merrill Lynch Group Employee Services

                              QUESTIONS AND ANSWERS
                              (Provided by DuPont)


                   TENDERING SHARES IN THE BLUEPRINT ACCOUNT



Q.1   HOW DO I DECIDE WHETHER TO TENDER?

A.1 To decide whether tendering is a good option for you, review all the information that you received in this packet, including the Offer to Purchase for Cash, just as you would with any other investment. You also may want to consult with your tax and/or investment advisor before making a final decision.


Q.2   HOW DO I TENDER?

A.2 During the election period, Merrill Lynch has special telephone numbers that you may use to tender shares of DuPont stock.

      Call 732-563-8775 international (call collect) or 1-877-809-8005 in the U.S. (toll-free) if you want to tender.

      YOU MUST CALL THE SPECIAL NUMBERS TO GIVE TENDER INSTRUCTIONS. You cannot participate in the cash offer through the regular phone line.


Q.3   IF I PARTICIPATE IN THE CASH OFFER, HOW MANY SHARES MAY I TENDER?

A.3 You may tender all or any part of your shares of DuPont stock. If you tender, you must tender a specific number of shares (whole and fractional). Merrill Lynch cannot accept dollar amounts or percentages for these transactions.

      You cannot tender more shares of DuPont stock than you have in your account at the time you call.

      Note: If you do nothing, you have made an election not to tender your holdings of DuPont stock and your DuPont stock will not be tendered.

Q.4   CAN I CHANGE MY ELECTION BEFORE THE ELECTION PERIOD CLOSES?

A.4 While the election period is open, you may change or revoke a previously provided tender instruction.

      If the number of shares of DuPont stock in your account changes during the election period and you want to change your tender instructions, you must call the special Merrill Lynch tender phone number again.

      YOU MUST CALL THE SPECIAL PHONE NUMBER TO MAKE CHANGES. You cannot make changes by calling the regular phone line.


Q.5   WHAT IF THE OFFER TO PURCHASE FOR CASH IS OVERSUBSCRIBED?

A.5 In the event that more shares of DuPont stock are tendered than the maximum that can be accepted for the cash offer, shares properly tendered will be accepted on a prorated basis (except for those exempt from proration). For example, assume that you have 200 shares in your account and you tender all 200. Now suppose the offer is oversubscribed by 15%. In that case, 170 shares of DuPont stock will be accepted for cash, leaving you with 30 shares of DuPont stock in your account.


Q.6 IF I PARTICIPATE IN THE OFFER TO PURCHASE FOR CASH IN MY BLUEPRINT ACCOUNT, WILL I RECEIVE ANYTHING CONFIRMING THE TRANSACTION?

A.6 Yes, after the Offer to Purchase for Cash is closed and cash is in your account, Merrill Lynch will send you a confirmation. At the time of your tender election, Merrill Lynch will confirm an address to mail a check for the cash proceeds net of U.S. taxes withheld. Otherwise, the net cash proceeds will be placed in your cash-balance Blueprint account and will not earn interest until you call Merrill Lynch to give investment instructions.


Q.7   WILL I BE ALLOWED TO TENDER DUPONT STOCK OPTIONS?

A.7 You may tender only actual shares of DuPont common stock. You cannot tender DuPont stock options. You may exercise vested stock options in order to receive DuPont stock which may then be tendered for cash, but you must allow ample time to receive the stock and tender it before the election period closes.

                         [MAKING A DECISION FLOWCHART]

                          DUPONT (NEW ZEALAND) LIMITED

                       PARENT COMPANY CASH-FOR-STOCK OFFER

               INFORMATION FOR BLUEPRINT BROKERAGE ACCOUNT HOLDERS

This is a brief summary of the offer by DuPont to purchase the DuPont stock held by its Non-U.S. Person stockholders in Merrill Lynch Blueprint Brokerage Accounts. Full details of the offer are set out in the Formal Offer to Purchase for Cash document, but the main features are:

    -   The offer is for the purchase of your DuPont stock for cash.

    - THE ELECTION PERIOD FOR DUPONT STOCK HELD IN YOUR MERRILL LYNCH BLUEPRINT ACCOUNT EXPIRES AT 3.00 PM NEW YORK TIME ON MONDAY, AUGUST 9, 1999 (7.00 AM NEW ZEALAND TIME ON TUESDAY, AUGUST 10, 1999) AND ACCEPTANCES RECEIVED BY MERRILL LYNCH AFTER THAT DATE WILL BE DISREGARDED.

    -   The offer is for US$80.76 per share.

    - Option holders may exercise their options in accordance with the terms of the stock option plan, and may tender the resulting stock. Note, however, that this is a time-consuming process, and the procedure explained under 'How To Accept' must be followed carefully.

    - You may tender all of your shares, or a lesser number, but acceptances may be scaled back if there is an over-subscription.

    -   Only Non-U.S. Persons who hold DuPont stock may accept the cash offer.

    - You must complete the exercise of your options before you can tender the resulting shares.

    - DuPont will pay all U.S. stock transfer fees (subject to limitations set forth in the Offer to Purchase for Cash document).

    - The proceeds will be paid to you in U.S. dollars shortly after shares of DuPont stock have been accepted for payment.

ISSUES TO CONSIDER

    1. Stock Holders: US Non-Resident Withholding Tax (NRWT) on the gross proceeds will be deducted. This tax can be 30%, but should you have lodged an IRS form W-8 with Merrill Lynch this should ensure that the tax is reduced to 15%. It may be possible to claim a foreign tax credit for this against your New Zealand income tax, or a refund of the NRWT from the US IRS may be possible in some cases by filing a US tax return. You may incur a cost in doing so.

    2. Option Holders who exercise their options and then sell the shares will be taxed in New Zealand on the total gain that is made. This amount is not subject to PAYE in New Zealand but must be included in your annual New Zealand income tax return.

    The payment may also be subject to US Non-Resident Withholding Tax (NRWT) on the gross proceeds. This tax can be 30%, but reduces to 15% if you have supplied an IRS Form W-8 to Merrill Lynch. You may be able to claim the NRWT as a foreign tax credit against your New Zealand income tax payable on the benefit.

          ANY COMMENTS ON TAX IN THIS MEMO ARE FOR GENERAL INFORMATION
              ONLY, AND ARE NO SUBSTITUTE FOR PROFESSIONAL ADVICE. PLEASE READ THE OFFER DOCUMENT CAREFULLY, AND OBTAIN
                 PROFESSIONAL ADVICE BEFORE MAKING ANY DECISION.

HOW TO ACCEPT THE OFFER - STOCKHOLDERS

1. Notify acceptance to Merrill Lynch by telephone BEFORE 3.00 PM NEW YORK TIME ON AUGUST 9, 1999. (7.00 AM NEW ZEALAND TIME ON AUGUST 10, 1999).

2.  Facsimile acceptances are not possible.

HOW TO ACCEPT THE OFFER - OPTIONHOLDERS

1. Notify your exercise to Merrill Lynch by facsimile in the normal way, and using the normal Exercise Form and procedure.

2. Merrill Lynch allows five working days for the processing of an exercise, so your exercise facsimile must be received by them by approximately July 28, 1999. If you are exercising your options in order to obtain DuPont stock to tender in this offer, you must ensure that this process is completed at Merrill Lynch on time. STOCK RECEIVED FROM AN OPTION EXERCISE MUST BE IN YOUR BLUEPRINT ACCOUNT BEFORE THE ELECTION PERIOD EXPIRES IN ORDER FOR YOU TO TENDER THAT STOCK FOR THIS OFFER.

3. Our experience is that some exercises can take longer than five days to process, so please allow ample time for this.

4. If you nominate a Cash Exercise, you must remit the full purchase price to Merrill Lynch, as they will not process the exercise otherwise. Funds Wire Transferred to the address shown on the Exercise Form should provide immediate value to Merrill Lynch, but funds remitted by bank draft or cheque require several days or longer for clearance. Wire Transfer is the preferred method, but additional time must be allowed for if you prefer another method of payment. CASH EXERCISES WHICH ARE DELAYED BY THE NON-ARRIVAL OR LATE ARRIVAL OF THE FUNDS, FOR ANY REASON, MAY RESULT IN STOCK NOT BEING IN YOUR BLUEPRINT ACCOUNT BEFORE THE ELECTION PERIOD EXPIRES.

5. You can, if you wish, telephone Merrill Lynch to confirm that your exercise has been received and processed.

6. Finally, notify your acceptance to Merrill Lynch by telephone BEFORE 3.00 PM NEW YORK TIME ON AUGUST 9, 1999 (7.00 AM NEW ZEALAND TIME ON AUGUST 10,
    1999). FACSIMILE ACCEPTANCES ARE NOT POSSIBLE.

PROCEEDS.

- AFTER THE OFFER TO PURCHASE FOR CASH IS CLOSED AND CASH IS IN YOUR ACCOUNT, MERRILL LYNCH WILL SEND YOU A CONFIRMATION. THE CASH THAT IS PLACED IN YOUR ACCOUNT WILL BE THE NET OF U.S. TAXES WITHHELD AND WILL NOT EARN INTEREST UNTIL YOU CALL MERRILL LYNCH TO GIVE INVESTMENT OR MAILING INSTRUCTIONS.

IF YOU HAVE QUESTIONS.

- ON MERRILL LYNCH'S TELEPHONE NUMBER, THEY HAVE ARRANGED FOR TRANSLATOR ASSISTANCE TO BE PROVIDED ON REQUEST.

- MERRILL LYNCH HAVE ALSO EMPLOYED AN INFORMATION AGENT, D.F. KING & CO., INCORPORATED TO ANSWER YOUR GENERAL QUESTIONS. THE TELEPHONE NUMBER FROM NEW ZEALAND IS 00 1 212 269 5550 (CALL COLLECT) AND WILL BE OPEN MONDAY TO FRIDAY BETWEEN 8.00 AM AND 9.00 PM NEW YORK TIME (12.00 MIDNIGHT - 1.00 PM NEW ZEALAND TIME).

MERRILL LYNCH TELEPHONE NUMBER FROM NEW ZEALAND IS 00 1 732 563 8775 (CALL COLLECT), AND WILL BE OPEN MONDAY TO FRIDAY BETWEEN 7.00 AM AND 10.00 PM NEW YORK TIME (11.00 PM - 2.00 PM NEW ZEALAND TIME).

                           DU PONT (AUSTRALIA) LIMITED

                       PARENT COMPANY CASH-FOR-STOCK OFFER

               INFORMATION FOR BLUEPRINT BROKERAGE ACCOUNT HOLDERS

This is a brief summary of the offer by DuPont to purchase the DuPont stock held by its Non-U.S. stockholders in Merrill Lynch Blueprint Brokerage Accounts. Full details of the offer are set out in the Formal Offer to Purchase for Cash document, but the main features are:

         -        The offer is for the purchase of your DuPont stock for cash.

         - THE ELECTION PERIOD FOR DUPONT STOCK HELD IN YOUR MERRILL LYNCH BLUEPRINT ACCOUNT EXPIRES AT 3.00 P.M. NEW YORK TIME ON MONDAY, AUGUST 9, 1999 (5.00 AM SYDNEY TIME ON TUESDAY, AUGUST 10, 1999) AND ACCEPTANCES RECEIVED BY MERRILL LYNCH AFTER THAT DATE WILL BE DISREGARDED.

         -        The offer is for US$80.76 per share.

         - Optionholders may exercise their options in accordance with the terms of the stock option plan, and may tender the resulting stock. Note, however, that this is a time-consuming process, and the procedure explained under 'How To Accept' must be followed carefully.

         - You may tender all of your shares, or a lesser number, but acceptances may be scaled back if there is an oversubscription.

         - Only Non-U.S. persons who hold DuPont stock may accept the offer.

         - You must complete the exercise of your options before you can tender the resulting shares.

         - DuPont will pay all U.S. stock transfer fees (subject to limitations set forth in the Offer to Purchase for Cash document).

         - The proceeds will be paid to you in U.S. dollars shortly after shares of DuPont stock have been accepted for payment.

ISSUES TO CONSIDER

         1. The gain received by Stockholders will be subject to Australian Capital Gains Tax.

         2. The gain received by Optionholders who exercise their options and then sell the shares will be taxed in Australia as Ordinary Income.

         3. In both cases, U.S. Withholding Tax on the gross proceeds will be deducted. This tax can be 30%, but reduces to 15% if you have supplied a Form W-8 to Merrill Lynch. You may be able to offset the U.S. Withholding Tax against your Australian tax, or a refund may be claimed in some cases by filing a U.S. tax return.

          ANY COMMENTS ON TAX IN THIS MEMO ARE FOR GENERAL INFORMATION
              ONLY, AND ARE NO SUBSTITUTE FOR PROFESSIONAL ADVICE. PLEASE READ THE OFFER DOCUMENT CAREFULLY, AND OBTAIN
                 PROFESSIONAL ADVICE BEFORE MAKING ANY DECISION.

HOW TO ACCEPT THE OFFER - STOCKHOLDERS

1. Notify acceptance to Merrill Lynch by telephone BEFORE 3.00 P.M. NEW YORK TIME ON AUGUST 9, 1999.

2.       Facsimile acceptances are not possible.

HOW TO ACCEPT THE OFFER - OPTIONHOLDERS

1. Notify your exercise to Merrill Lynch by fax in the normal way, and using the normal Exercise Form and procedure.

2. Merrill Lynch allows five working days for the processing of an exercise, so your exercise fax must be received by them by approximately July 28, 1999. If you are exercising your options in order to obtain DuPont stock to tender in this offer, you must ensure that this process is completed at Merrill Lynch on time. STOCK RECEIVED FROM AN OPTION EXERCISE MUST BE IN YOUR BLUEPRINT ACCOUNT BEFORE THE ELECTION PERIOD EXPIRES IN ORDER FOR YOU TO TENDER THAT STOCK FOR THIS OFFER.

3. Our experience is that some exercises can take longer than five days to process, so please allow ample time for this.

4. If you nominate a Cash Exercise, you must remit the full purchase price to Merrill Lynch, as they will not process the exercise otherwise. Funds Wire Transferred to the address shown on the Exercise form should provide immediate value to Merrill Lynch, but funds remitted by bank draft or cheque require several days or longer for clearance. Wire Transfer is the preferred method, but additional time must be allowed for if you prefer another method of payment. CASH EXERCISES WHICH ARE DELAYED BY THE NON-ARRIVAL OR LATE ARRIVAL OF THE FUNDS, FOR ANY REASON, MAY RESULT IN STOCK NOT BEING IN YOUR BLUEPRINT ACCOUNT BEFORE THE ELECTION PERIOD EXPIRES.

5. You can, if you wish, telephone Merrill Lynch to confirm that your exercise has been received and processed.

6.       Finally, notify your acceptance to Merrill Lynch by telephone BEFORE
         3.00 P.M. NEW YORK TIME ON AUGUST 9, 1999 (5.00 AM SYDNEY TIME ON AUGUST 10, 1999). FACSIMILE ACCEPTANCES ARE NOT POSSIBLE.

PROCEEDS..

- AFTER THE OFFER TO PURCHASE FOR CASH IS CLOSED AND CASH IS IN YOUR ACCOUNT, MERRILL LYNCH WILL SEND YOU A CONFIRMATION. THE CASH THAT IS PLACED IN YOUR ACCOUNT WILL BE THE NET OF U.S. TAXES WITHHELD AND WILL NOT EARN INTEREST UNTIL YOU CALL MERRILL LYNCH TO GIVE INVESTMENT OR MAILING INSTRUCTIONS.

IF YOU HAVE QUESTIONS..

- ON MERRILL LYNCH'S TELEPHONE NUMBER, THEY HAVE ARRANGED FOR TRANSLATOR ASSISTANCE TO BE PROVIDED ON REQUEST.

- MERRILL LYNCH HAVE ALSO EMPLOYED AN INFORMATION AGENT, D.F. KING & CO., INCORPORATED TO ANSWER YOUR GENERAL QUESTIONS AND THE TELEPHONE NUMBER FROM AUSTRALIA IS 0011 1 212 269 5550 (CALL COLLECT) AND WILL BE OPEN MONDAY TO FRIDAY BETWEEN 8.00 AM AND 9.00 PM NEW YORK TIME (10.00 PM -
         11.00 AM SYDNEY TIME).

MERRILL LYNCH TELEPHONE NUMBER FROM AUSTRALIA IS 0011 1 732 563 8775 (CALL COLLECT), AND WILL BE OPEN MONDAY TO FRIDAY BETWEEN 7.00 A.M. AND 10.00 P.M. NEW YORK TIME (9.00 P.M. - 12 NOON SYDNEY TIME).

July 14, 1999